Exhibit 10.41
DATED                          2007
BORDERS PROPERTIES, INC.
and
BORDERS (UK) LIMITED
and
BORDERS BOOKS IRELAND LIMITED

BRAND LICENCE AGREEMENT

Baker & McKenzie LLP
London
Ref: MLH/MLD/KLM

0

DATE:
PARTIES:
(1)	BORDERS PROPERTIES, INC., a company incorporated in the State of Delaware, USA and having its principal place of business at 100 Phoenix Drive, Ann Arbor, MI 48108, USA (“Licensor”); and

(2)	BORDERS (UK) LIMITED, a company incorporated under the laws of England and Wales with registered number 01580771, and having its registered office at 120 Charing Cross Road, London, WC2H 0JR; and

(3)	BORDERS BOOKS IRELAND LIMITED, a company incorporated in the Republic of Ireland with registered number 404624, and having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, together parties (2) and (3) each being (the “Licencee”).
RECITALS:
(A)	Licensor is the registered proprietor of, or has the right to license and/or sub-license, the Trade Marks (as defined below).

(B)	Pursuant to an agreement between BGI (UK) Limited and Bookshop Acquisitions Limited (the “Purchaser”) of the same date as this agreement for the sale and purchase of the entire issued share capital of Borders (UK) Limited (the “Company”) and Borders Books Ireland Limited (the “Share Purchase Agreement”), Licensor has agreed to license Licensee to use the Trade Marks on the terms of this Agreement.

(C)	Licensor has registered the Domain Names (as defined below) and holds all right, title and interest in and to the registration of such Domain Names.

(D)	Licensor has agreed to provide a licence to Licensee to make use of the Domain Names on the terms set out in this Agreement.
TERMS AGREED:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions:

In this Agreement, where the context so admits, the following words and expressions shall have the following meanings:

“Borders Store”	a physical retail outlet operated by the Licensee under the Trade Marks in relation to the sale of Goods and the provision of Services;

“Business Day”	a day (excluding Saturday) on which the banks are generally open for business in the City of London and New York for the transaction of normal banking business;

“Competitor”	a company engaged in business relating to the manufacture and supply of books, music and other media;

“Control”	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the exercise of voting power, in or in relation to that or any other body corporate, or

(b) by virtue of any powers conferred by the constitutional or corporate documents, regulating that or any other body corporate, or any other document,

and a “Change of Control”, in relation to that body corporate, occurs if a person who Controls it ceases to do so or if another person acquires Control of it;

“Confidential Information”	in relation to either party, information (whether in
written, electronic or oral form) belonging or relating
to that party or, in the case of Licensor, belonging to
a member of Licensor’s Group, relating to its or their
business, affairs, activities, products or services
which is not in the public domain and which (i)
either party has marked as proprietary or
confidential; (ii) either party, orally or in writing, has
advised the other party is of a confidential nature; or
(iii) due to its character or nature, a reasonable
person in a like position to the recipient of such
information under this Agreement, and under like
circumstances, would treat as confidential;

“Deferred Consideration”	means the amount of additional consideration payable (if any) for the Shares and the Irish Shares pursuant to schedule 10 of the Share Purchase Agreement;

“Domain Names”	the domain names

“borders.co.uk”;
“bordersstores.co.uk”;
“bordersmobile.co.uk”;
“bordersrewards.co.uk”;
“borders.ie”;
“bordersstores.ie”;
“bordersrewards.ie” ;
and any other “.co.uk” or “.ie” domain name
incorporating any of the Trade Marks owned by a
member of the Licensor’s Group as at the date of
signing this Agreement;

“Effective Date”	the date of this Agreement;

“Goods and Services”	the goods and services set out in Schedule 2 to this Agreement for which the Trade Marks are registered;

“Holding Company”	a company that falls within either the meaning attributed to that term in ss736 and 736A Companies

Act 1985 or the meaning attributed to the term “parent undertaking” in s258 Companies Act 1985;

“Intra Group Guarantees”	means:

(a) the guarantee provided by Borders Group, Inc in
relation to the lease between (1) Dempsey Assets
Limited and (2) Borders (UK) Limited relating to the
property at 98 Buchanan Street, Royal Exchange
Square, Glasgow, Scotland, G1 3HA;

(b) the guarantee provided by Borders Group, Inc in
relation to the lease between (1) Standard Life
Investment Fund Limited and (2) Borders (UK) Limited
relating to the property at 94-96 Briggate, Leeds,
West Yorkshire, LS1 6NP;

(c) the guarantee provided by Borders Group, Inc in relation to the lease between (1) Superdrug PLC and (2) Borders (UK) Limited relating to the property at 203-207 Oxford Street, London, W1D 2LE;

(d) the guarantee required to be provided by Borders
Group, Inc in respect of the completion of the
agreement for lease dated 24 March 2006 between (1)
Cosgrave Property Developments Limited, (2) Joseph
Cosgrave, Peter Cosgrave and Michael Cosgrave and
(3) Borders Books Ireland Limited relating to the
property at Unit 3B & 4, West End Retail Park,
Blanchardstown, Dublin 15, Republic of Ireland;

“Investor Affiliate”	has the meaning given in schedule 10 of the Share Purchase Agreement;

“Licensor’s Group”	the group of companies comprising Licensor, any
Holding Company from time to time of Licensor and
any Subsidiary of Licensor or any such Holding
Company and “member of Licensor’s Group” shall
be construed accordingly;

“Licensed Products”	all Goods and Services sold or offered for sale or supply under the Trade Marks, including the provision of such goods and services using the Domain Names or corresponding website addresses;

“Sub-Licensee”	the beneficiary of any sub-license granted pursuant to Clause 8.3;

“Subsidiary”	a company or other entity that falls within either
the meaning attributed to that term in ss736 and 736A
Companies Act 1985 or the meaning attributed to the
term “subsidiary undertaking” in s258 Companies Act 1985;

“Tax Deed”	means the deed relating to Tax in the agreed form between BGI (UK) Limited and the Purchaser of even date;

“Territory”	United Kingdom and the Republic of Ireland;

“Trade Marks”	the trade marks short particulars of which are set out in Schedule 1 to this Agreement;

“Transitional Services Agreement”	the agreement entered between Borders International Services, Inc. and the Company in relation to the provision of certain services; and

“Year”	the period from the Effective Date to midnight on the
following 31 December, and any subsequent period
of twelve (12) months commencing the following 1
January or any anniversary of that date while this
Agreement remains in force (provided that the final
Year of this Agreement may be a shorter period
ending on the effective date of termination of this Agreement).
1.2	Interpretation

In this Agreement:
(a)	clause headings do not form part of or affect the interpretation;

(b)	references to any legislation shall include any statutory or other re-enactment or modification thereof (whether before or after the date of this Agreement);

(c)	where the context requires, words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(d)	references to Clause and Schedule numbers are to Clauses and Schedules in this Agreement so numbered;

(e)	references to parties include references to their respective successors in title, permitted assigns and novatees; and

(f)	in the case of any conflict or ambiguity between any provision contained in the body of this Agreement and any provision contained in any Schedule to it, the provisions of this Agreement shall prevail.
2.	GRANT OF RIGHTS

2.1	Subject to the terms and conditions of this Agreement, in consideration of the payment of £1 Licensor grants to Licensee, with effect from the Effective Date and without limit of period, an exclusive:
(a)	licence in the Territory to use and apply the Trade Marks on and in relation to the sale of Goods and the provision of Services in physical retail outlets or using the Domain Names or corresponding website address, including, without limitation, in connection with the marketing, use, distribution, sale and disposal of the Goods and Services as aforesaid. Such licence does not permit Licensee, and Licensee is prohibited, to use and apply the Trade Marks on or in relation to the provision of any goods or services via the Internet using any domain name or other electronic media save as aforesaid; and

(b)	worldwide right to use the Domain Names in relation to the Goods and Services, including, without limitation, in connection with the development, manufacture, marketing, use, distribution, sale and disposal of the Goods and Services. The right to use the Domain Names in this context means the right to use the Domain Names in any manner whatsoever including the right to establish uniform resource locators within the Domain Names, to display at such uniform resource locators such content relating to the Goods and Services as Licensee shall determine in its absolute discretion and to establish email addresses using the Domain Names.
2.2	Notwithstanding clause 2.1(b), Licensee shall not under the Trade Marks actively solicit orders for the Licensed Products outside the Territory but it shall not be prohibited from accepting any unsolicited orders for the Licensed Products which it may receive from any other country in the European Economic Area.

2.3	Licensor reserves the right itself to use and to license others to use the Trade Marks on or in relation to goods or services (other than the Goods and Services) in the Territory without recourse to Licensee.

2.4	Licensee shall at the request of Licensor pay any fees and costs necessary in connection with the registration, maintenance and renewal of the Trade Marks and Domain Names in the Territory (in respect of those Trade Marks and Domain Names which are registered or the subject of an application for registration on the date of this Agreement).

2.5	In the event that any Trade Mark is capable of protection by registration, and is not already the subject of an application or applications for registration in any country within the Territory, Licensee shall on Licensor’s written request, at its own cost, be responsible for the filing and prosecution of such applications in the name of Licensor and the maintenance and renewal of any resulting Trade Mark registrations in such countries within the Territory as it shall nominate. If and to the extent that Licensee does procure such Trade Mark registrations in the name of Licensor, the rights granted to Licensee under this Clause 2 shall be deemed to include the right to use and apply the same subject to the terms of this Agreement.

2.6	Licensor agrees to amend, or procure the amendment of, the registration for the Domain Names within fourteen (14) days of the Effective Date so as to associate the Domain Names with the relevant domain name server and to make such further amendments to the registration for the Domain Names as are necessary from time to time in order to associate the Domain Names with any further or other domain name servers notified to Licensor by Licensee at any time. Licensor agrees that any such further amendments to the registration for the Domain Names shall be effected within fourteen (14) days of such a request being made by Licensee.
3.	LICENSEE OBLIGATIONS
In addition to its obligations set out elsewhere in this Agreement, Licensee shall during the term of this Agreement:
3.1	use the Trade Marks only in the form, colour, design, style and manner directed or approved by Licensor as specified in Schedule 3 and/or as communicated by Licensor in writing from time to time, and with appropriate legends as directed or approved by Licensor in writing clearly identifying Licensor as the owner of the Trade Marks and indicating, in the form and manner directed by Licensor, that the Trade Marks are used under licence from Licensor;

3.2	at Licensee’s reasonable expense, ensure that all manufacturing, packaging, storage, marketing and supply operations by which the Goods and Services are manufactured, packaged, stored, marketed or supplied under this Agreement are conducted to a standard consistent with good manufacturing, packaging, storage, marketing and sales practice and in accordance with such other reasonable standards, specifications and procedures as specified in Schedule 4 and/or as communicated by Licensor in writing from time to time;

3.3	at Licensee’s reasonable expense, provide Licensor, at its reasonable request, with samples of the goods comprised in the Licensed Products and promptly comply with all instructions and directions issued by Licensor following examination of the same. Without limitation, samples of such Licensed Products proposed to be marketed or sold by Licensee or any Sub-Licensee shall be submitted to Licensor for approval before first commercial production and Licensee shall (i) not market or sell any such Licensed Products; and (ii) procure that any Sub-Licensee(s) shall not market or sell any such Licensed Products, before Licensee has received Licensor’s prior written approval, it being understood by Licensee that the giving of such approval shall in no way dilute or diminish Licensee’s obligations and liabilities with respect to such Licensed Products it markets or sells and Services it supplies. Licensee shall (i) not make any changes to any such Licensed Products; and (ii) procure that any Sub-Licensee(s) shall not make any changes to any such Licensed Products, approved by Licensor without first seeking the further approval of Licensor pursuant to this Clause 3.3;

3.4	at Licensee’s expense, submit all proposed (whether by Licensee or any Sub-Licensee) advertising copy and all other proposed promotional or marketing materials regarding the Licensed Products and other materials featuring the Trade Marks, including, without limitation, stationery, wrappings, packaging, point of purchase materials, product catalogues and television commercials, to Licensor, at its request, for its written approval prior to publication or use by Licensee or Sub-Licensee (as appropriate) and not proceed, or allow Sub-Licensee to proceed) with publication or use without such approval having first been obtained (such approval not to be unreasonably withheld or delayed);

3.5	not use the Trade Marks or Domain Names on or in relation to any goods or services (other than the Goods and Services) without the Licensor’s prior consent;

3.6	not use on or in relation to any goods or services any mark or name confusingly similar to the Trade Marks;

3.7	not, without Licensor’s prior written consent, use or apply on or in relation to the Licensed Products (including as or as part of a corporate, business or trading name) any other trade mark, logo, domain name or other proprietary or commercial name or designation, excluding the trade mark “Books Etc”;

3.8	not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of any of the Trade Marks or Domain Names other than under the terms of this Agreement;

3.9	not do, cause or authorise to be done anything which will or may impair, damage or be detrimental to the reputation or goodwill associated with Licensor or the Trade Marks or Domain Names, which will or may adversely affect the value or validity of the Trade Marks or Domain Names, which may bring the Trade Marks or Domain Names into disrepute or which might jeopardise or invalidate any registration or application for registration of the Trade Marks or Domain Names or Licensor’s title to the Trade Marks or Domain Names (save that Licensor’s remedy for any challenge by Licensee to Licensor’s ownership of the Trade Marks or Domain Names shall be as set out in Clause 9.2(d));

3.10	not register, in the Territory or elsewhere, the Domain Names, Trade Marks or any other trade mark or domain name which is in Licensor’s reasonable opinion identical or confusingly similar to the Trade Marks or Domain Names or that constitutes any translation thereof into any language spoken in the Territory;

3.11	upon Licensor’s request, provide all information or assistance, and execute any instrument, that may be necessary or appropriate to register, maintain or renew the registration of the Trade Marks or Domain Names in Licensor’s (or its nominee’s) name in the Territory, and shall keep Licensor regularly informed of any costs incurred, or likely to be incurred, in connection with the same; and

3.12	indemnify Licensor and each member of the Licensor’s Group and each of their respective directors, officers and employees from and against any and all claims, liabilities, proceedings, costs, damages, losses and expenses (including legal expenses) incurred by any of them as a result of or in connection with (i) Licensee’s performance of this Agreement or the breach of any term of this Agreement; (ii) the performance by any Sub-Licensee of the relevant sub-licence granted pursuant to this Agreement or the breach of any term of such sub-licence; (iii) or any other negligent or wrongful act by Licensee or any Sub-Licensee, or any of their respective directors, officers, employees, agents or contractors (including, without limitation, any liability incurred in connection with any claim brought under the Consumer Protection Act 1987 or equivalent legislation in any part of the Territory).
4.	PAYMENTS AND RECORDS

All sums payable under this Agreement:
(a)	are quoted exclusive of any value added tax or other relevant sales taxes which shall be paid in addition upon the provision by the Licensor of a valid tax invoice; and

(b)	shall be made in pounds sterling to the credit of a bank account to be designated in writing by the Licensor.
4.2	If the Licensee fails to pay any sum due under this Agreement by the due date, the Licensor shall be entitled to charge interest on that sum at the rate of 2% above the base lending rate from time to time of National Westminster Bank Plc. Such interest shall accrue on a daily basis and be compounded quarterly.

4.3	Licensee shall permit Licensor by its duly authorised representatives once a Year on a date agreed between Licensor and Licensee to enter upon any premises where the Goods are being manufactured, packaged or stored or from which the Services are being provided and to have access to (including the right to review and take copies of) all relevant books, records, accounts and other information necessary or appropriate to enable Licensor to verify that Licensee is in due compliance with its obligations under this Agreement, and comply promptly with all instructions and directions issued by Licensor (or its representatives) on the basis of such inspection to ensure such compliance. Such records shall, for the avoidance of doubt, constitute Confidential Information of Licensee (or any Sub-Licensee, as appropriate).
5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership
(a)	Licensee acknowledges Licensor’s ownership of and/or right to license the Trade Marks and the Domain Names, and acknowledges that Licensee’s use of the Trade Marks and Domain Names pursuant to this Agreement shall not give Licensee any right, title or interest in or to the same, save the right to use the same as expressly permitted by this Agreement. Without limitation to the foregoing, Licensee acknowledges and agrees that all goodwill in or associated with the Trade Marks and the Domain Names, including any goodwill generated or arising by or through

Licensee’s activities under this Agreement, shall accrue for the benefit of and shall belong exclusively to Licensor.
5.2	Infringement of the Trade Marks and Domain Names
(a)	Licensee shall forthwith give written notice to Licensor of any activity which amounts or might amount to an infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names which shall come to its notice (including, without limitation, any activity or proceedings commenced in which the ownership, validity or registration of any of the Trade Marks or Domain Names is called into question) providing all details available to Licensee concerning such activity.

(b)	Licensor shall have conduct of all legal proceedings relating to the Trade Marks or Domain Names and shall in its sole discretion take any action as it thinks fit, but shall not institute any action (including instituting or defending legal proceedings) in respect of any infringement, challenge or unauthorised use of any of the Trade Marks or Domain Names, where, in Licensor’s reasonable opinion, formed in good faith and having regard to the interests of Licensee and all other relevant circumstances, the infringement, challenge or unauthorised use does not materially adversely affect Licensee’s exercise of the rights and licences granted under this Agreement.

(c)	Where Licensor takes any action in respect of the infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names, Licensee acknowledges that Licensor shall be solely responsible for the conduct of such action, including the prosecution, defence or settlement of any legal proceedings, and Licensee shall make no admission as to liability and shall not agree to any settlement or compromise of any action or legal proceedings, and shall at Licensor’s expense (subject to Licensor’s prior written approval of the same) give Licensor all such assistance as Licensor may reasonably require in connection therewith.

(d)	Should Licensor, within twenty-one (21) days of becoming aware of the infringement, decide not to take any action in respect of infringement of, challenge to or unauthorised use of, any of the Trade Marks or Domain Names of which it is advised by Licensee pursuant to Clause 5.2(a), it shall so notify Licensee in which event Licensee shall be entitled, at its sole cost, to take such action (including instituting or defending legal proceedings) as it thinks fit. Licensor shall, at Licensee’s expense, give Licensee all such assistance as Licensee may reasonably require in connection with such action and Licensee shall keep Licensor informed of any progress in respect of the same and shall not make any admission as to liability or agree to any settlement or compromise of any action or legal proceedings without Licensor’s prior written consent not to be unreasonably withheld or delayed.
6.	LIABILITY

6.1	This Clause 6 prevails over all other Clauses and sets forth the entire liability of Licensor, and the sole and exclusive remedies of Licensee in respect of the performance, non-performance, purported performance or delay in performance of this Agreement or otherwise in relation to this Agreement or the entering into or performance of this Agreement.

6.2	Nothing in this Agreement shall limit or exclude Licensor’s liability for the tort of deceit or for death or personal injury caused by its own negligence, any liability under s2 Consumer Protection Act 1987 or any other liability if and to the extent that the same may not be limited or excluded by applicable law.

6.3	Save as provided in Clause 6.2 Licensor shall not have any liability for any loss of revenue, loss of actual or anticipated profit (including loss of profits on contracts), loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation or for any indirect or consequential loss or damage (whether any such loss or damage was foreseen, foreseeable, known or otherwise) arising out of or relating to this Agreement or any collateral contract (including any liability expressly provided for under this Agreement or arising by reason of the invalidity or unenforceability of any term of this Agreement), whether such liability arises in contract, tort (including negligence) or otherwise.
7.	CONFIDENTIALITY

7.1	Each party shall maintain the confidentiality of the other party’s Confidential Information and shall not, without the prior written consent of the other, use, disclose, copy or modify the other party’s Confidential Information (or permit others to do so) other than as necessary for the performance of its rights and obligations under this Agreement.

7.2	Each party undertakes to disclose the other party’s Confidential Information only to those of its officers, employees, agents and contractors to whom, and to the extent to which, such disclosure is necessary for the performance of its rights and obligations under this Agreement and to procure that such persons are made aware of and agree in writing to observe the obligations in this Clause 7.

7.3	Each party shall give notice to the other of any unauthorised use or disclosure, or misuse, theft or other loss, of the other party’s Confidential Information immediately upon becoming aware of the same.

7.4	The provisions of this Clause 7 shall not apply to information which:
(a)	is or comes into the public domain through no fault of the recipient, its officers, employees, agents or contractors;

(b)	is lawfully received from a third party free of any obligation of confidence at the time of its disclosure;

(c)	was (demonstrably) independently developed by the recipient, its officers, employees, agents or contractors; or

(d)	is required by law, by court or governmental order to be disclosed provided that, to the extent permitted by law, prior to any disclosure, the recipient notifies the disclosing party and, at the disclosing party’s request and cost, assists the disclosing party in opposing any such disclosure.
7.5	The existence and terms of this Agreement are confidential and may not be disclosed by either party without the other party’s prior written consent.
8.	ASSIGNMENT AND SUB-LICENSING
8.1	Licensor may freely assign or otherwise transfer or deal with any or all of its rights or obligations under this Agreement without recourse to the Licensee save that Licensor shall ensure that any purchaser of the Trade Marks or Domain Names shall take an assignment of this Agreement.

8.2	Save as provided in clause 8.3, Licensee shall not assign, transfer, encumber or otherwise deal with or transfer any of its rights or obligations under this Agreement without the prior written consent of Licensor.

8.3	Licensee may sub-license to any of its Holding or Subsidiary Companies any or all of the rights and licences granted to it under this Agreement provided that:

(a)	Licensee obtains prior written consent from Licensor;

(b)	the appointment of any sub-licensee is on terms which specifically afford to Licensor no less protection of its proprietary interests than that afforded by the terms of this Agreement and which ensure that the scope of rights and licences granted to sub-licensees does not exceed the scope of rights and licences granted to Licensee under this Agreement; and

(c)	all such sub-licences shall include a term (i) requiring Licensee to notify Licensor of any breach of the sub-licence by sub-licensee as soon as Licensee becomes aware of the same; and (ii) permitting Licensee, at Licensor’s option, a right to terminate or to assign the sub-licence to Licensor, on termination of this Agreement.
9.	TERM AND TERMINATION
9.1	This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Clause 9, shall continue in full force and effect without limit of period.

9.2	Licensor may terminate this Agreement immediately at any time by written notice to Licensee if:
(a)	either of the parties constituting the Licensee commits a material breach of this Agreement (including any breach of its payment obligations under this Agreement) which is not remediable, or if remediable, it has failed to remedy within thirty (30) days of receiving written notice requiring it to do so;

(b)	the Purchaser fails to pay any of the Deferred Consideration properly due under the Share Purchase Agreement within thirty (30) days of the due date for payment;

(c)	any of the Intra Group Guarantees are enforced against any member of the Seller’s Group;

(d)	either of the parties constituting the Licensee ceases to do business, becomes unable to pay its debts as they fall due, becomes or is deemed insolvent, has a receiver, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt, an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction), enters into liquidation whether compulsorily or voluntarily or any equivalent or similar action or proceeding is taken or suffered in any jurisdiction;

(e)	either of the parties constituting the Licensee challenges or disputes the validity or ownership of, or takes any step inconsistent with, any of the Trade Marks or Domain Names, including by taking any action either directly or indirectly to oppose the renewal of or to cancel any registration of the Trade Marks or Domain Names;

(f)	either of the parties constituting the Licensee ceases to use the Trade Marks or Domain Names in relation to the Goods and Services in the Territory or ceases to operate ten (10) or more Borders Stores in the Territory for a continuous period of twelve (12) months;

(g)	either of the parties constituting the Licensee acts in a manner which results in material damage to the reputation of the Trade Marks or Domain Names;

(h)	the Company undergoes a Change of Control except in relation to a transfer to an Investor Affiliate;

(i)	a Competitor of the Licensor acquires a legal or beneficial interest of 20% or more in either of the parties constituting the Licensee without the Licensor’s prior written consent; or

(j)	any Sub-Licensee either (i) does any act or fails to take any action if such act or omission would constitute a material breach of this Agreement if taken by, or was the responsibility of (as appropriate), Licensee; or (ii) commits a material breach of its sub-licence which is not remediable or, if remediable, Sub-Licensee has failed to remedy within thirty (30) days of Licensor notifying Licensee of the relevant breach.
9.3	This Agreement shall immediately terminate in relation to Borders Books Ireland Limited if Borders Books Ireland Limited undergoes a Change of Control except in relation to a transfer to an Investor Affiliate. A termination in such circumstances shall not affect the terms of this Agreement with Borders (UK) Limited which shall continue on the terms set out herein.

9.4	Upon expiry or termination of this Agreement for any reason:
(a)	all rights and licences granted to Licensee under this Agreement shall within 90 days cease immediately, and Licensee shall, subject to the remainder of this Clause 9.3, cease all activities authorised by this Agreement and Licensee shall not thereafter use or apply the Domain Names or any of the Trade Marks or any marks or domain names which are confusingly similar, and shall procure that any Sub-Licensee(s) do likewise;

(b)	Licensee shall ensure that all references to the Trade Marks or Domain Names on its or its Sub-Licensee’s premises, vehicles, business documents or other documents or materials of any nature are removed and shall remove any reference to the Trade Marks in its company and/or trading name; and

(c)	each party shall promptly return and procure the return to the other party, or, at the other party’s direction, destroy, all property of the other party (including without limitation, all Confidential Information) then in its possession, custody or control and shall not retain any copies of the same.
9.5	Termination of this Agreement for any reason shall not give either party the right to claim any compensation, indemnity or reimbursement whatsoever from the other by reason of such termination, but termination shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either party at the effective date of termination and (subject to clause 8.3(c)) shall not affect any sub-licences granted by Licensee pursuant to the terms of this Agreement.
10.	NO PARTNERSHIP OR AGENCY

No provision of this Agreement creates a partnership between the parties or makes a party the agent of the other party for any purpose. A party has no authority to bind, to contract in the name of or to create a liability for the other party in any way or for any purpose and neither party shall hold itself out as having authority to do the same.
11.	FURTHER ASSURANCE

The parties shall do and execute all such further acts, things and documents as are reasonably required to give full effect to this Agreement.

12.	VARIATION, WAIVER AND CONSENT
12.1	No variation (or waiver of any provision or condition of this Agreement) shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

12.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

12.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

13.	RIGHTS AND REMEDIES CUMULATIVE

13.1	No failure or delay by either party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by either party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

13.2	The rights, powers and remedies provided by this Agreement are cumulative and are in addition to any rights, powers and remedies provided by law.

14.	ENTIRE AGREEMENT

14.1	This Agreement constitutes the entire agreement between the parties relating to the subject-matter covered and supersedes any previous agreements, arrangements, undertakings or proposals, written or oral, between the parties in relation to such matters.

14.2	No statement, representation, warranty, undertaking or promise will be taken to have been given or implied from anything said or written in negotiations or otherwise between the parties prior to the date of this Agreement except as expressly stated in this Agreement.

14.3	Save for fraudulent misrepresentations, the parties confirm that in entering into this Agreement, they do not rely on and will have no remedy in relation to, any statement, representation, warranty, undertaking or promise (whether negligently or innocently made) of any person other than as expressly set out in this Agreement.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

16.	SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this

Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
17.	NOTICES
17.1	Any notice, demand or other communication (“Notice”) to be given by one party to the other party under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 17.2 or delivering it by hand, or sending it by pre-paid recorded delivery or special delivery, to the address set out in Clause 17.2 and in each case marked for the attention of the relevant addressee set out in Clause 17.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 17). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)in the case of delivery by hand, when delivered;

(b)in the case of fax, at the time of transmission;

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

17.2	The address and fax numbers of the parties for the purpose of Clause 17.1 are as follows:

Licensor

Address:	100 Phoenix Drive Ann Arbor MI 48108, USA

Fax:	+1 734 477 1370

For the attention of:	General Counsel

Licensee

Address:	120 Charing Cross Road London WC2H 0JR

Fax:	020 7831 5099

For the attention of:	Mark Farrer-Brown/Bobby Hashemi
17.3	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 17 provided that, such notice shall only be effective on:
(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.
17.4	In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

18.	THIRD PARTY RIGHTS

Other than Clauses 1.2(e) and 3.12, the parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

19.	NO PARTNERSHIP

The parties are each independent contractors and nothing contained in this Agreement shall create or be construed as creating any partnership, joint venture or similar relationship between them and/or any other person nor authorising any such party to make any statements or enter into any agreement on behalf of any other party, except as expressly set out in this Agreement.

20.	LIABILITY

The obligations of each of the parties constituting the Licensee the under this agreement are joint and several. If any liability of one but not both of the parties constituting the Licensee is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other party constituting the Licensee under this agreement.

21.	DISPUTES

21.1	The construction, validity and performance of this Agreement shall be governed by the laws of England and Wales.

21.2	The parties to this Agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

SIGNED by	)
duly authorised for and on behalf	)	/s/ Edward W. Wilhelm

of BORDERS PROPERTIES, INC.	)

SIGNED by	)
duly authorised for and on behalf	)	/s/ Luke Johnson

of BORDERS (UK) LIMITED	)

SIGNED by	)
duly authorised for and on behalf of	)	/s/ Luke Johnson

BORDERS BOOKS IRELAND LIMITED	)

SCHEDULE 1
THE TRADE MARKS

Country	Mark	Class	Reg/Appln No.	Appln/Renewal Date
UK	BORDERS	9, 16	1549748	06/10/10
UK	BORDERS	35, 42	2033339	13/09/15
UK	BORDERS	41	2068567	12/04/16
UK	BORDERS BOOKS AND MUSIC	9, 16	1550504	13/10/10
UK	BORDERS EXPRESS	35	Pending	13/08/07
IRELAND	BORDERS	9, 16, 42	201836	01/07/16
IRELAND	BORDERS	42	202047	01/07/16
CTM	BORDERS	9, 16, 35, 42	38034	01/04/16
CTM	BORDERS	35	2197143	27/04/11
CTM	BORDERS EXPRESS	35	6194245	13/08/07

SCHEDULE 2
GOODS AND SERVICES
1.	Retail book store services.

2.	Retail music store services.

3.	Retail of books and printed materials (excluding, for the avoidance of doubt, publishing of books and printed materials).

4.	Multimedia products.

5.	Tote bags.

6.	Online services enabling customers to view and purchase books, printed materials and music-related products from Internet websites using the Domain Names (as defined in this Agreement).

7.	Queue line products such as gifts and board games that are ancillary to the sale of the items listed in paragraphs 1-5 above.

8.	Toys (for example, Fun Learning) that are ancillary to the sale of the items listed in paragraphs 1-5 above.

9.	Water/confectionary goods that are ancillary to the sale of the items listed in paragraphs 1-5 above.

SCHEDULE 3
LICENSOR’S TRADE MARK USAGE CRITERIA
(as referred to in clause 3.1).

SCHEDULE 4
LICENSOR’S OPERATIONAL CRITERIA
(as referred to in clause 3.2)